FOR: SSI INVESTMENTS II LIMITED

COMPANY CONTACT:
Tom McDonald
Chief Financial Officer
(603) 324-3000, x4232

SSI Investments II Limited Reports Fourth Quarter and Fiscal 2011 Results

NASHUA, NH–March 30, 2011—SSI Investments II Limited (“SSI II”), a parent company of SkillSoft Limited (formerly SkillSoft PLC), a leading SaaS provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small- to medium-sized businesses, today announced financial results for its fourth quarter of fiscal 2011 and its combined fiscal year ended January 31, 2011.

Basis of Presentation

On May 26, 2010, SSI Investments III Limited, a wholly owned subsidiary of SSI II, completed its acquisition of SkillSoft PLC (the “Acquisition”), which was subsequently re-registered as a private limited company and whose corporate name changed from SkillSoft PLC to SkillSoft Limited (“SkillSoft”).  Unless otherwise indicated or the context otherwise requires, the terms the “Company”, “we”, “us”, “our” and other similar terms mean (a) prior to the Acquisition of SkillSoft, SkillSoft and its subsidiaries (the “Predecessor”), and (b) from and after the Acquisition of SkillSoft, SSI II and its subsidiaries including SkillSoft (the “Successor”).

Certain information furnished in this press release and the accompanying financial information, is presented for the combined Predecessor and Successor periods.  The information presented includes the results of operations for the period from February 1, 2010 to May 25, 2010 of the Predecessor and the results of operations for the period from May 26, 2010 to January 31, 2011 of the Successor.  The accompanying financial information refers to the twelve months ended January 31, 2011 as the combined fiscal year ended January 31, 2011.  Although the presentation of these fiscal periods on an arithmetically combined-basis does not comply with generally accepted accounting principles in the United States (referred to hereafter as “non-GAAP”), the Company’s management believes it provides a meaningful method of comparing the current period to the prior period results.

The Company's management has also furnished in this press release and the accompanying financial information non-GAAP adjusted EBITDA and days sales outstanding (DSOs) from non-GAAP revenue, which are financial measurements that do not comply with generally accepted accounting principles in the United States.  As used herein, EBITDA represents net income (loss) plus (i) interest expense, (ii) (benefit) provision for income taxes and (iii) depreciation and amortization, less interest income and other income (expense).  Non-GAAP adjusted EBITDA is calculated by adding to EBITDA certain items of expense and deducting from EBITDA certain items of income that the Company's management believes are not indicative of the Company's future operating performance including, among other things, merger and integration related expenses, stock-based compensation, amortization and business realignment strategy charges.  DSOs from non-GAAP revenue excludes fair value adjustments to acquired deferred revenue in purchase accounting related to the Acquisition.  These non-GAAP financial measures are not in accordance with, or an alternative to, financial information prepared in accordance with GAAP and may not be comparable to similar non-GAAP financial measures used by other companies.  These non-GAAP measures should not be considered in isolation from, or as a substitute for, the financial results prepared in accordance with GAAP.  The Company’s management uses these non-GAAP financial measures as alternative means for assessing the Company’s results of operations and believes that they may also provide useful information to the Company’s investors.  In addition, certain covenants in the Company’s credit agreement are based on non-GAAP financial measures, such as adjusted EBITDA, and evaluating and presenting these measures allows the Company and its investors to assess the Company’s compliance with the covenants in the Company’s credit agreement and the Company’s ability to meet its future debt service, capital expenditures and working capital requirements.   The Company’s management believes that DSOs are useful as a comparison of the current period DSOs to the prior period in order for the Company’s management to adequately assess the Company’s collection efforts, taking into account the seasonality of the Company’s business.

Fiscal 2011 Fourth Quarter Results

The Company reported total revenue of $63.1 million for its fourth quarter ended January 31, 2011 of its combined fiscal year ended January 31, 2011 (fiscal 2011), which represented a $16.1 million net reduction from the $79.2 million reported in its fourth quarter of the fiscal year ended January 31, 2010 (fiscal 2010).  This net reduction is comprised of an $18.3 million decrease from the fair value adjustments to deferred revenue in purchase accounting related to the Acquisition, offset by incremental revenues from additional customer bookings during the combined fiscal year ended January 31, 2011.  The Company’s deferred revenue balance at January 31, 2011 was approximately $196.8 million as compared to approximately $200.4 million at January 31, 2010.  Approximately $9.9 million of this decrease related to the unamortized fair value adjustments on deferred revenues in purchase accounting related to the Acquisition, which was offset by additional customer bookings during the combined fiscal year ended January 31, 2011.

The Company’s net loss was $30.8 million for the fourth quarter of fiscal 2011 as compared to net income of $15.8 million for the fourth quarter of fiscal 2010.  The significant components of the Acquisition and Acquisition related activities include the following for the fourth quarter ended January 31, 2011 (amounts in millions):

Fair value adjustments to deferred revenue in purchase accounting	$18.3
Amortization of intangible assets related to content and technology	16.0
Fair value adjustments to prepaid commissions in purchase accounting	(2.5)
Acquisition related expenses	1.0
Amortization of intangible assets	10.8
Interest expense from new borrowings	15.1
$58.7

Gross margin was 63% for the Company’s fiscal 2011 fourth quarter as compared to 90% for the fiscal 2010 fourth quarter.  The decrease in gross margin for the fiscal 2011 fourth quarter is primarily due to a decrease in revenues from the fair value adjustments to acquired deferred revenues in purchase accounting of $18.3 million and the amortization of intangible assets related to content and technology from purchase accounting of $16.0 million.

Research and development expenses increased to $14.2 million in the fiscal 2011 fourth quarter from $12.6 million in the fiscal 2010 fourth quarter.  This increase was primarily related to incremental software and localized content development expenses incurred in the fiscal 2011 fourth quarter.  Research and development expenses were 23% of revenue for the fiscal 2011 fourth quarter as compared to 16% for the fiscal 2010 fourth quarter, primarily due to a decrease in revenues from the fair value adjustments to acquired deferred revenues in purchase accounting of $18.3 million.

Sales and marketing expenses decreased to $24.6 million in the fiscal 2011 fourth quarter from $25.5 million in the fiscal 2010 fourth quarter.  Sales and marketing expenses in the current period decreased approximately $2.5 million as a result of the fair value adjustments to prepaid commissions in purchase accounting related to the Acquisition and $0.6 million due to stock-based compensation expense related to the Predecessor.  These amounts were partially offset by incremental headcount related expenses of $0.9 million, incremental commission expense of approximately $0.8 million and incremental consulting expenses of approximately $0.7 million, all of which were incurred in the fiscal 2011 fourth quarter.  Sales and marketing expenses were 39% of revenue for the fiscal 2011 fourth quarter as compared to 32% for the fiscal 2010 fourth quarter, primarily due to a decrease in revenues from the fair value adjustments to acquired deferred revenues in purchase accounting of $18.3 million.

General and administrative expenses decreased to $9.2 million for the fiscal 2011 fourth quarter from $9.7 million in the fiscal 2010 fourth quarter.  This decrease was primarily due to stock-based compensation expense related to the Predecessor.  General and administrative expenses were 15% of revenue for the fiscal 2011 fourth quarter as compared to 12% for the fiscal 2010 fourth quarter, primarily due to a decrease in revenues from the fair value adjustments to acquired deferred revenues in purchase accounting of $18.3 million.

Interest expense increased to $15.1 million for the fiscal 2011 fourth quarter as compared to $1.4 million for the fiscal 2010 fourth quarter.  This increase in interest expense is primarily due to the borrowings under the senior credit facilities and senior notes entered into in connection with the Acquisition.

Non-GAAP adjusted EBITDA, as defined in our senior credit facilities, for the fiscal 2011 fourth quarter was $25.4 million as compared to $26.7 million for the fiscal 2010 fourth quarter.  The components of non-GAAP adjusted EBITDA are calculated as follows (amounts in millions):

	Fourth Quarter Fiscal 2011	Fourth Quarter Fiscal 2010
Net (loss) income, as reported	$(30.8)	$15.8
Interest expense, net	15.1	1.4
Depreciation and amortization	1.0	1.1
Amortization of intangible assets	26.7	1.4
(Benefit) Provision for income taxes	(4.6)	5.8
EBITDA	7.4	25.5

Stock-based compensation expense	-	1.7
Other (income) expense	0.1	(0.5)
Sponsor fees	0.4	-
Consulting and advisory fees	0.7	-
Acquisition related expenses	1.0	-
Fair value adjustments to prepaid commissions in purchase accounting	(2.5)	-
Fair value adjustments to deferred revenue in purchase accounting	18.3	-
Non-GAAP adjusted EBITDA	$25.4	$26.7

The Company’s DSOs from non-GAAP revenues were in the targeted range for the fiscal 2011 fourth quarter. On a net basis, which considers only receivable balances for which revenue has been recorded, DSOs from non-GAAP revenues were 10 days in the fiscal 2011 fourth quarter as compared to 11 days in the fourth quarter of fiscal 2010 and 4 days in the third quarter of fiscal 2011.  On a gross basis, which considers all items billed as receivables, DSOs from non-GAAP revenues were 153 days in the fiscal 2011 fourth quarter as compared to 160 days in the fourth quarter of fiscal 2010 and 71 days in the third quarter of fiscal 2011.  The decrease in gross and net basis DSOs from non-GAAP revenues from the fourth quarter of fiscal 2010 is primarily attributed to improved collections.

Fiscal 2011 Results

For the combined fiscal year ended January 31, 2011, the Company reported total revenue of $247.2 million, which represented a net reduction of $67.8 million from the $315.0 million reported for the fiscal year ended January 31, 2010.  This net reduction is comprised of a $68.1 million decrease  from the fair value adjustments to deferred revenue in purchase accounting related to the Acquisition, offset by incremental revenues from additional customer bookings during the combined fiscal year ended January 31, 2011.

The Company’s net loss was $127.7 million for fiscal 2011 as compared to net income of $71.4 million for fiscal 2010.  The significant components of the Acquisition and Acquisition related activities include the following for the combined year ended January 31, 2011 (amounts in millions):

Fair value adjustments to deferred revenue in purchase accounting	$68.1
Amortization of intangible assets related to content and technology	43.7
Fair value adjustments to prepaid commissions in purchase accounting	(8.8)
Acquisition related expenses	37.7
Accelerated vesting and settlement of stock-based compensation	23.4
Amortization of intangible assets	29.3
Interest expense from new borrowings	48.8
$242.2

Gross margin was 71% in fiscal 2011 as compared to 91% in fiscal 2010.  The decrease in gross margin in fiscal 2011 is primarily due to a decrease in revenue from the fair value adjustments to acquired deferred revenues in purchase accounting of $68.1 million and the amortization of intangible assets related to content and technology from purchase accounting of $43.7 million.

Research and development expenses increased to $49.0 million for fiscal 2011 as compared to $43.8 for fiscal 2010.  Approximately $3.9 million of this increase was due to stock-based compensation expense related to the Predecessor incurred in fiscal 2011.  The remaining increase is primarily related to incremental software and localized content development expenses incurred in fiscal 2011.  Research and development expenses were 20% of revenue in fiscal 2011 as compared to 14% in fiscal 2010, primarily due to a decrease in revenues from the fair value adjustments to acquired deferred revenues in purchase accounting of $68.1 million.

Sales and marketing expenses increased to $101.8 million for fiscal 2011 as compared to $95.6 million for fiscal 2010.  Approximately $5.9 million of this increase was due to stock-based compensation expense related to the Predecessor, approximately $5.0 million of this increase related to incremental headcount related expenses, $2.7 million of this increase related to incremental consulting expense and $1.4 million of this increase related to incremental commission expense all of which were incurred in fiscal 2011.  These amounts were offset by approximately $8.8 million as a result of the fair value adjustments to prepaid commissions in purchase accounting related to the Acquisition.  Sales and marketing expenses were 41% of revenue in fiscal 2011 as compared to 30% in fiscal 2010, primarily due to a decrease in revenues from the fair value adjustments to acquired deferred revenues in purchase accounting of $68.1 million.

General and administrative expenses increased to $44.3 million for fiscal 2011 as compared to $34.8 million for fiscal 2010.  This increase was primarily due to stock-based compensation expense related to the Predecessor.  General and administrative expenses were 18% of revenue in fiscal 2011 as compared to 11% in fiscal 2010, primarily due to a decrease in revenues from the fair value adjustments to acquired deferred revenues in purchase accounting of $68.1 million.

The Company’s interest expense increased to $52.6 million for fiscal 2011 as compared to $7.6 million for fiscal 2010.  This increase in interest expense is primarily due to the borrowings under the senior credit facilities and senior notes entered into in connection with the Acquisition.

The Company’s tax benefit from continuing operations was approximately $14.6 million for the fiscal year ended January 31, 2011 and consisted of a cash tax provision of approximately $2.2 million and a non-cash tax benefit of approximately $16.8 million.  This compares to a $23.6 million tax provision reported by the Predecessor for the fiscal year ended January 31, 2010, which consisted of a cash tax provision of approximately $6.6 million and a non-cash tax provision of approximately $17.0 million.  The decrease in the current year tax expense was primarily due to the tax benefit recorded on our loss from operations and the change in the geographic distribution of worldwide earnings resulting, in part, from the effects of purchase accounting related to the Acquisition.

Non-GAAP adjusted EBITDA, as defined in our senior credit facilities, for fiscal 2011 was $115.5 million as compared to $122.3 million for fiscal 2010.  The components of non-GAAP adjusted EBITDA are calculated as follows (amounts in millions):

	Fiscal 2011	Fiscal 2010
Net (loss) income, as reported	$(127.7)	$71.4
Interest expense, net	52.4	7.3
Depreciation and amortization	4.0	4.6
Amortization of intangible assets	74.2	8.2
(Benefit) Provision for income taxes	(14.6)	23.6
EBITDA	(11.7)	115.1

Stock-based compensation expense	25.9	6.3
Other (income) expense	1.3	0.9
Sponsor fees	1.0	-
Consulting and advisory fees	2.0	-
Acquisition related expenses	37.7	-
Fair value adjustments to prepaid commissions in purchase accounting	(8.8)	-
Fair value adjustments to deferred revenue in purchase accounting	68.1	-
Non-GAAP adjusted EBITDA	$115.5	$122.3

The Company had approximately $35.3 million in cash, cash equivalents, short-term investments and restricted cash as of January 31, 2011 as compared to $83.0 million as of January 31, 2010.  This decrease is primarily due to the use of the Company’s cash in the Acquisition, including $52.7 million of cash, cash equivalents and short-term investments of the Predecessor and $2.3 million paid for the settlement of stock options that was netted against the $1,129.2 million purchase price, the repayment of the Predecessor’s senior credit facility with Credit Suisse and certain lenders for $84.4 million, investment purchases of $2.6 million and capital expenditures of $2.6 million.  These decreases were offset by proceeds received from the borrowings under both the new senior credit facilities and the senior notes due 2018, net of debt acquisition fees of $602.8 million and the issuance of ordinary shares for $534.5 million related to the Acquisition.  Additionally, cash was also provided by operations of $25.5 million, from maturities of investments of $6.1 million and from the exercise of stock options under the Predecessor’s various stock option programs and stock purchases made under the Predecessor’s 2004 employee stock purchase plan of $4.7 million.

The Company’s senior credit facilities require the Company to comply on a quarterly basis with a single financial covenant for the benefit of the revolving credit facility only.  The financial covenant requires the Company to maintain a maximum secured leverage ratio tested on the last day of each fiscal quarter (but failure to maintain the required ratio would not result in a default under the revolving credit facility so long as the revolving credit facility is undrawn at such time). The maximum secured leverage ratio will reduce over time, subject to increase in connection with certain material acquisitions.  The Company’s senior credit facilities and senior notes also include various nonfinancial covenants.  As of January 31, 2011, the Company is in compliance with this financial covenant and all nonfinancial covenants.

The Company’s 12-month non-cancelable revenue backlog at January 31, 2011 was approximately $255 million (which includes deferred revenue and committed contracts and excludes the effects from purchase accounting related to the Acquisition), as compared to a 12-month non-cancelable revenue backlog at January 31, 2010 of approximately $239 million.  The increase in the 12-month non-cancelable revenue backlog is primarily attributed to additional billings in fiscal 2011 as compared to fiscal 2010.

Backlog is calculated by the Company by combining the amount of deferred revenue at each fiscal year end with the amounts to be added to deferred revenue throughout the next twelve months from billings under committed customer contracts and from determining how much of these amounts are scheduled to amortize into revenue during the upcoming fiscal year.  The amount scheduled to amortize into revenue during the upcoming fiscal year is disclosed as “backlog” as of the end of the preceding fiscal year.  Amounts to be added to deferred revenue during the upcoming fiscal year include subsequent installment billings for ongoing contract periods as well as billings for committed contract renewals.  We have included this disclosure due to the fact that it is directly related to our subscription based revenue recognition policy.  This is a key annual business metric, which factors into our forecasting and planning activities and provides visibility into revenue for the upcoming fiscal year.

The Company’s combined dollar renewal rate increased to 100% in fiscal 2011 as compared to 93% in fiscal 2010 and 97% in fiscal 2009.  This metric excludes the custom business since that business isn’t considered renewable year to year.  The combined dollar renewal rate metric excludes the effects from purchase accounting related to the Acquisition and combines the dollar renewal rate on expiring customers and the dollar upgrade rate on all existing customers (committed and expiring) to provide a single metric that approximates existing customer contract dollars spent with SkillSoft year over year.

The Company’s average contract length decreased to 19 months as of January 31, 2011 as compared to 20 months as of January 31, 2010, which is within the range of the Company’s expectations.  The Company’s 12-month average contract value as of January 31, 2011 decreased to $105,000 as compared to $112,000 as of January 31, 2010.  SkillSoft's average total contract value as of January 31, 2011 decreased to $169,000 as compared to $186,000 as of January 31, 2010.  Average contract length, 12-month contract value and average total contract value exclude the effects from purchase accounting related to the Acquisition.  These decreases are primarily due to the reduction in the average contract length from 20 months in fiscal 2010 to 19 months in fiscal 2011, indicating we were unable to increase the contract dollar size over a longer term (average contract size decrease), but for the short term, we were able to retain committed and expiring contract dollars and increase the contract dollar size (combined dollar renewal rate increase) as compared to the prior fiscal year.

Supplemental financial information will be available on SkillSoft’s web site www.skillsoft.com at the time of the earnings call.

Conference Call

In conjunction with this release, management will conduct a conference call on Wednesday, March 30, 2011 at 8:30 a.m. EDT to discuss the Company’s combined fiscal 2011 financial and operating results.  Chuck Moran, President and Chief Executive Officer, and Tom McDonald, Chief Financial Officer, will host the call.

To participate in the conference call, dial (800) 322-9079 or (973) 582-2717 for international callers and use the following passcode: 54319417.  The live conference call will be available via the Internet by accessing the SkillSoft Web site at www.skillsoft.com.  Please go to the Web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay will be available from 12:01 p.m. EDT on March 30, 2011 until 11:59 p.m. EST on April6, 2011.  The replay number is (800) 642-1687 or (706) 645-9291 for international callers, passcode: 54319417.  A webcast replay will also be available on SkillSoft’s Web site at www.skillsoft.com.

About SSI II

SkillSoft, an indirect wholly owned subsidiary of SSI Investments II Limited, is a leading SaaS provider of on-demand e-learning and performance support solutions for global enterprises, government, education and small to medium-sized businesses. SkillSoft enables business organizations to maximize business performance through a combination of comprehensive e-learning content, online information resources, flexible learning technologies and support services.

Content offerings include business, IT, desktop, compliance and consumer/SMB courseware collections, as well as complementary content assets such as Leadership Development Channel video products, KnowledgeCenter(TM) portals, virtual instructor-led training services and online mentoring services. SkillSoft's Books24x7(R) product offering includes access to more than 25,000 digitized IT and business books, as well as book summaries and executive reports. Technology offerings include the SkillPort(R) learning management system, Search-and-Learn(R), SkillSoft(R) Dialogue(TM), inGenius™ and virtual classroom.

SkillSoft courseware content described herein is for information purposes only and is subject to change without notice. SkillSoft has no obligation or commitment to develop or deliver any future release, upgrade, feature, enhancement or function described in this press release except as specifically set forth in a written agreement.

SkillSoft, the SkillSoft logo, SkillPort, Search-and-Learn, SkillChoice, Books24x7, ITPro, BusinessPro, OfficeEssentials, GovEssentials, EngineeringPro, FinancePro, AnalystPerspectives, ExecSummaries, ExecBlueprints, Express Guide, Dialogue and inGenius are trademarks or registered trademarks of SkillSoft Limited in the United States and certain other countries. All other trademarks are the property of their respective owners, countries.

From time to time, including in this press release, we may make forward-looking statements, including but not limited to statements relating to such matters as anticipated financial performance, business prospects, strategy, plans, regulatory, market and industry trends, liquidity and similar matters. You can identify these statements by the fact that they do not relate strictly to historic or current facts. They use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. We note that a variety of factors, including known and unknown risks and uncertainties as well as incorrect assumptions, could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, among others, that we are highly leveraged; that our debt agreements contain restrictions that limit our flexibility in operating our business; that our quarterly operating results may fluctuate significantly; that increased competition may result in decreased demand for our products and services; our ability to meet the needs of a rapidly changing, developing market; that our business is subject to currency fluctuations that could adversely affect our operating results; and that we may be unable to protect our proprietary rights.  You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.  Accordingly, investors should not place undue reliance on those statements.  We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

SSI Investments II and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited, In thousands)

	Successor	Predecessor	Successor	Predecessor
				For the Periods
	Three Months Ended	Three Months Ended	May 26, to	February 1, to May 25,	Twelve Months Ended
	January 31, 2011	January 31, 2010	Janaury 31, 2011	2010	January 31, 2010

Revenues	$63,073	$79,201	$149,673	$97,538	$314,968
Cost of revenues (1)	7,371	7,594	19,618	9,226	29,436
Cost of revenues - amortization of intangible assets	15,986	32	43,678	40	128

Gross profit	39,716	71,575	86,377	88,272	285,404

Operating expenses:
Research and development (1)	14,234	12,552	31,887	17,131	43,764
Selling and marketing (1)	24,632	25,460	61,407	40,378	95,594
General and administrative (1)	9,234	9,703	22,478	21,828	34,773
Amortization of intangible assets	10,806	1,427	29,347	1,137	8,117
Acquisition related expenses	1,043	-	22,639	15,063	-

Total operating expenses	59,949	49,142	167,758	95,537	182,248

Other (expense) income, net	(97)	500	(1,619)	385	(943)
Interest income	14	65	66	95	269
Interest expense	(15,123)	(1,443)	(48,834)	(3,723)	(7,553)

(Loss) income before provision for income taxes	(35,439)	21,555	(131,768)	(10,508)	94,929

(Benefit) provision for income taxes - cash	(199)	690	1,344	906	6,560
(Benefit) provision for income taxes - non-cash	(4,408)	5,077	(14,022)	(2,800)	17,001

Net (loss) income	$(30,832)	$15,788	$(119,090)	$(8,614)	$71,368

(1)	The following summarizes the departmental allocation of the stock-based compensation

Cost of revenues	$-	$26	$-	$201	$92
Research and development	-	244	-	4,861	986
Selling and marketing	-	619	-	8,260	2,344
General and administrative	-	770	-	11,837	2,878
	$-	$1,659	$-	$25,159	$6,300

SSI Investments II
Condensed Consolidated Balance Sheets
(Unaudited, In thousands)
	Successor	Predecessor
	January 31, 2011	January 31, 2010

ASSETS

CURRENT ASSETS:
Cash, cash equivalents and short-term investments	$35,199	$80,241
Restricted cash	59	2,786
Accounts receivable, net	144,665	141,828
Deferred tax assets	1,644	28,902
Prepaid expenses and other current assets	25,717	23,447

Total current assets	207,284	277,204

Property and equipment, net	4,977	6,288
Goodwill	564,516	238,550
Intangible assets, net	590,162	5,227
Deferred tax assets	2,291	49,127
Other assets	23,757	9,835

Total assets	$1,392,987	$586,231

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

Current maturities of long term debt	$8,487	$865
Accounts payable	5,189	4,519
Accrued expenses	48,475	41,386
Deferred tax liabilites	4,615	-
Deferred revenue	196,803	200,369

Total current liabilities	263,569	247,139

Long term debt	622,973	83,500
Deferred tax liabilites	75,178	-
Other long term liabilities	3,444	4,432
Total long-term liabilities	701,595	87,932

Total stockholders' equity	427,823	251,160

Total liabilities and stockholders' equity	$1,392,987	$586,231

SSI Investments II
Condensed Consolidated Statements of Cash Flows
(Unaudited, In thousands)

	Successor	Predecessor	Predecessor
		For the Periods	Twelve Months Ended
	May 26, to January 31, 2011	February 1, to May 25, 2010	January 31, 2010

Cash flows from operating activities:

Net (loss) income	$(119,090)	$(8,614)	$71,368
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	-	25,159	6,300
Depreciation and amortization	2,601	1,374	4,564
Amortization of intangible assets	73,025	1,177	8,245
Recovery of bad debts	(22)	(52)	(36)
(Benefit) provision for income taxes - non-cash	(14,022)	(2,800)	17,001
Non-cash interest expense	3,011	3,219	1,104
Tax effect related to exercise of non-qualified stock options	-	282	92
Changes in current assets and liabilities, net of acquisitions
Accounts receivable	(88,257)	86,230	9,236
Prepaid expenses and other current assets	(8,370)	(2,218)	(2,479)
Accounts payable	2,230	(1,559)	(1,161)
Accrued expenses, including long-term	5,546	(6,296)	4,959
Deferred revenue	114,790	(41,817)	(7,846)

Net cash (used) provided by operating activities	(28,558)	54,085	111,347

Cash flows from investing activities:

Purchases of property and equipment	(2,205)	(438)	(3,195)
Acquisition of SkillSoft, net of cash acquired	(1,074,181)	-	-
Purchases of investments	-	(2,562)	(9,272)
Maturity of investments	-	6,122	6,812
Decrease in restricted cash, net	2,699	27	1,004

Net cash (used in) provided by investing activities	(1,073,687)	3,149	(4,651)

Cash flows from financing activities:

Exercise of stock options	-	3,065	2,392
Proceeds from employee stock purchase plan	-	1,666	2,192
Proceeds from issuance of ordinary shares	534,513	-	-
Proceeds from issuance of Senior Credit Facilities, net of fees	306,398	-	-
Proceeds from issuance of Senior Notes, net of fees	296,448	-	-
Principal payments on Senior Credit Facilities	(1,625)	(84,365)	(39,019)
Acquisition of treasury stock	-	-	(35,148)
Tax effect related to exercise of non-qualified stock options	-	(282)	(92)

Net cash provided by (used in) financing activities	1,135,734	(79,916)	(69,675)

Effect of exchange rate changes on cash and cash equivalents	1,710	(1,315)	1,808

Net increase (decrease) in cash and cash equivalents	35,199	(23,997)	38,829
Cash and cash equivalents, beginning of period	-	76,682	37,853

Cash and cash equivalents, end of period	$35,199	$52,685	$76,682